Exhibit 5

Squire Patton Boggs (US) LLP
1000 Key Tower
127 Public Square
Cleveland, Ohio 44114

O	+1 216 479 8500
F	+1 216 479 8780
squirepattonboggs.com

November 3, 2023

Applied Industrial Technologies, Inc.

One Applied Plaza

Cleveland, Ohio 44115

Ladies and Gentlemen:

We have acted as counsel to Applied Industrial Technologies, Inc., an Ohio corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) that is being filed today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of 1,600,000 shares (the “Shares”) of Common Stock, no par value (“Common Stock”) and options and rights to acquire Common Stock (together with the Common Stock, the “Securities”) that may be issued under the Applied Industrial Technologies, Inc. 2023 Long-Term Performance Plan (the “Plan”).

This opinion letter is being delivered at your request in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement relating to the Securities;

(ii) the Company’s Articles of Incorporation, as currently in effect;

(iii) the Company’s Regulation, as currently in effect;

(iv) the Resolutions of the Executive Organization & Compensation Committee of the Board of Directors of the Company dated August 8, 2023; and

(v) the Plan.

We also have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certifications by an officer of the Company. We have not independently established any of the facts on which we have so relied.

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Applied Industrial Technologies, Inc.	Squire Patton Boggs (US) LLP
November 3, 2023

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We also have assumed that the Company will not in the future issue or otherwise make unavailable shares of its Common Stock so that there are insufficient authorized and unissued shares of Common Stock, as the case may be, for issuance pursuant to the Plan or on exercise of options or other rights awarded under the Plan. We have not independently verified any of these assumptions.

The opinion expressed in this opinion letter is limited to the General Corporation Law of the State of Ohio. The opinion set forth below is rendered as of the date of this opinion letter. We assume no obligation to update or supplement such opinion to reflect any changes of law or fact that may occur.

Based upon and subject to the foregoing, it is our opinion that upon issuance pursuant to and in accordance with the Plan or on exercise of options or other rights awarded under the Plan, the Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted, /s/ Squire Patton Boggs (US) LLP